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                                                                       Exhibit 1


IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

    American International Group, Inc. -- Subsidiary Information

AIG Global Investment Group, Inc.

    Parent Holding Company or Control Person pursuant to Rule 13d-1(b)(1)(ii)(G)

           Category Symbol:           HC

AIG Global Investment Corp.

    Investment Adviser pursuant to Rule 13d-1(b)(1)(ii)(E)

           Category Symbol:           IA



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